EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of May 26, 1998 is by and among GTI CORPORATION, a Delaware corporation ("Company"), TECHNITROL INTERNATIONAL, INC., a Delaware corporation ("Parent"), and TECHNITROL ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition").

     WHEREAS the Boards of Directors of the Company, Parent and Acquisition have each (i) determined that the Merger (as defined in Section 1.1) is fair and in the best interests of their respective stockholders and (ii) approved the Merger in accordance with this Agreement.

     NOW THEREFORE in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby the Company, Parent and Acquisition hereby agree as follows:

                                    ARTICLE 1

                                   THE MERGER

     Section 1.1. The Merger. At the Effective Time (as defined in Section 1.2) and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Acquisition shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Acquisition shall cease.

     Section 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the "Merger Certificate") shall be duly executed and acknowledged by Acquisition and the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or such later time as Parent and the Company may agree upon and set forth in the Merger Certificate (the time the Merger becomes effective being referred to herein as the "Effective Time").

     Section 1.3. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date (the "Closing Date") to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the latest to occur of the conditions set forth in Section 5.1, 5.2 and 5.3 at the offices of Stradley, Ronon, Stevens & Young, LLP, 2005 Market Street, Philadelphia, Pennsylvania 19103 unless another time, date or place is agreed to in writing by the parties hereto.

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     Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.5. Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Acquisition in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law. The Bylaws of Acquisition in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

     Section 1.6. Directors. The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

     Section 1.7. Officers. The officers of Acquisition at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

     Section 1.8. Conversion of Shares.

          (a) At the Effective Time, each share of the Company's First
Series Cumulative Convertible Preferred Stock, par value $1.00 per share (individually a "Preferred Share" and collectively the "Preferred Shares"), issued and outstanding immediately prior to the Effective Time (other than (i) Preferred Shares held in the Company's treasury or by any of the Company's subsidiaries and (ii) Preferred Shares held by Parent, Acquisition or any other subsidiary of Parent) shall, by virtue of the Merger and without any action on the part of Parent, Acquisition, the Company, or the holder thereof, be converted into and shall become the right to receive the product of (i) 234.314 multiplied by (ii) $3.10 in cash, without interest (the "Preferred Merger Consideration"). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the Preferred Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares then the Merger Consideration contemplated by the Merger shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

          (b) At the Effective Time, each share of the Company's common stock, par value $0.04 per share (individually a "Common Share" and collectively the


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"Common Shares"; together with the Preferred Shares, the "Shares"), issued and outstanding at the Effective Time, (other than (i) Common Shares held in the Company's treasury or by any of the Company's subsidiaries and (ii) Common Shares held by Parent, Acquisition or any other subsidiary of Parent) shall, by virtue of the Merger and without any action on the part of Parent, Acquisition, the Company or the holder thereof, be converted into and shall become the right to receive $3.10 in cash, without interest (the "Common Merger Consideration," which together with the Preferred Merger Consideration, the "Merger Consideration"). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the Common Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares then the Merger Consideration contemplated by the Merger shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

          (c) At the Effective Time, each outstanding share of the common stock, par value $0.01 per share, of Acquisition shall be converted into one share of common stock, par value $0.04 per share, of the Surviving
Corporation.

          (d) At the Effective Time, each Common Share held in the treasury of the Company and each Common Share held by Parent, Acquisition or any subsidiary of Parent, Acquisition or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be canceled, retired and cease to exist and no payment shall be made with respect thereto.

     Section 1.9. Shares of Dissenting Holders.

          (a) Notwithstanding anything to the contrary contained in this Agreement, any holder of Shares with respect to which dissenters' rights, if any, are granted by reason of the Merger under the DGCL and who does not vote in favor of or consent in writing to the Merger and who otherwise complies with the DGCL ("Company Dissenting Shares") shall not be entitled to receive any Merger Consideration pursuant to Section 1.8 (a) or (b), but shall be entitled to receive payment of the appraised value of such shares held by such holder in accordance with the provisions of Section 262 of the DGCL, unless such holder fails to perfect, effectively withdraws or loses his or her right to dissent from the Merger under the DGCL. If any such holder so fails to perfect, effectively withdraws or loses his or her dissenters' rights under the DGCL, each Company Dissenting Share of such holder shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive the Merger Consideration pursuant to Section 1.8(a) and/or (b).

          (b) Any payments relating to Company Dissenting Shares shall be made solely by the Surviving Corporation and no funds or other property have been or will be provided by Acquisition, Parent or any of Parent's other direct or indirect subsidiaries for such payment, nor shall the Company make any payment with respect to, or settle or offer to settle, any such demands.

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

          (c) The Company shall give Acquisition (i) prompt notice of any demands received by the Company for the payment of fair value for shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company which relate to such demand for appraisal, and
(ii) the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of the Acquisition, voluntarily make any payment with respect to any demands for appraisal of the Shares or offer to settle or settle any such demands.

     Section 1.10. Payment of Merger Consideration.

          (a) No later than the Effective Time, as required by subsection (b) below, Parent shall deposit with Registrar and Transfer Company or such other agent or agents as may be appointed by Parent and Acquisition (the "Payment Agent") for the benefit of the holders of Shares in cash the aggregate amount necessary to pay the Merger Consideration (such cash is hereinafter referred to as the "Merger Fund") payable pursuant to Section 1.8 in exchange for outstanding Shares.

          (b) As soon as reasonably practicable after the Effective Time, the Payment Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.8: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Payment Agent, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Consideration which such holder has the right to receive pursuant to the provisions of this Article 1 and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a transferee if the Certificate representing such Shares is presented to the Payment Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this
Section 1.10. No interest shall be paid on the Merger Consideration.

          (c) In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to this Agreement; provided, however, that Parent or its Payment Agent may, in its discretion, require as a condition precedent thereto the delivery of a suitable bond or indemnity.

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          (d) All Merger Consideration paid upon the surrender for exchange of
Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares; subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement, or prior to the date hereof and which remain unpaid at the Effective Time, and at the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to the Surviving Corporation for any reason they shall be canceled and exchanged as provided in this Article 1.

          (e) Neither Parent nor the Company shall be liable to any holder of Shares for cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (f) Any portion of the Merger Fund which remains undistributed to the holders of Shares for one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article 1 shall thereafter look only to Parent for the Merger Consideration to which they are entitled.

          (g) Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent and paid by Parent to the appropriate Governmental Entity (as described below), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent.

          (h) If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition, the officers and directors of the Company and Acquisition are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

     Section 1.11. Stock Options. At the Effective Time, each outstanding option to purchase Shares (a "Company Stock Option" or collectively "Company Stock Options"), whether vested or unvested, issued pursuant to any of the Company's stock option plans (the "Company Plans") (including by reason of the transactions contemplated by this Agreement), and each outstanding Warrant to purchase shares of the Company's capital stock, shall be canceled, and each holder of a Company Stock Option shall be entitled to receive in exchange


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

therefor cash in an amount equal to the product of (x) the amount, if any, by which $3.10 exceeds the exercise price of such Company Stock Option, multiplied by (y) the number of Shares subject to such Company Stock Option, less applicable tax withholding. At or before the Effective Time, the Company shall cause to be effected any necessary amendments to the Company Plans to give effect to the provisions of this Section 1.11.

     Section 1.12. Payment of Note. Immediately prior to the Effective Time, the Company shall repay in full to Telemetrix PLC, a corporation organized under the laws of England and Wales ("Telemetrix") or its designee, that certain Note, made by Valor Electronics, Inc. to Telemetrix in the original principal amount of $2.5 million, dated February 10, 1997, together with all accrued but unpaid interest through the date of payment.

                                    ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth on the Disclosure Schedule attached hereto (the "Company Disclosure Schedule") or in the Company SEC Reports (as defined in
Section 2.4(a)), the Company hereby represents and warrants to each of Parent and Acquisition as follows:

     Section 2.1. Organization and Qualification; Subsidiaries.

          (a) Schedule 2.1 identifies each subsidiary of the Company as of the date hereof and its respective jurisdiction of incorporation or organization, as the case may be. Except as set forth in Schedule 2.1, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any interest in, any corporation, partnership, joint venture or other business association or entity other than the securities of any publicly-traded entity held for investment only and constituting less than 5% of the outstanding capital stock of any such entity. Each of the Company and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. The Company has heretofore delivered to Acquisition or Parent accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of the Company and its subsidiaries.

          (b) Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect (as defined below) on the Company. When used in connection with the Company or its subsidiaries, the term "Material Adverse Effect" means any material adverse change or effect (i) on the business, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as whole, other than any change or effect arising out of general economic conditions (including, without limitation, levels of aggregate


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demand, interest rates, currency exchange rates and applicable tax laws), or
(ii) that would impair the ability of the Company to consummate the transactions contemplated hereby.

     Section 2.2. Capitalization of the Company and its Subsidiaries.

          (a) The authorized capital stock of the Company consists of 12,000,000 Common Shares, of which, as of May 25, 1998, 8,973,475 Shares were issued and outstanding and 1,000,000 Preferred Shares of which, as of May 25, 1998, 8,110 Preferred Shares were issued and outstanding. All of the outstanding Common Shares and Preferred Shares have been duly authorized, validly issued and are fully paid, nonassessable and free of preemptive rights. As of May 25, 1998, approximately 984,250 Common Shares were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Plans. Schedule 2.2(a) sets forth a list of each outstanding option as of May 25, 1998, the name of the holder, the vesting date, and if exercisability or vesting will be accelerated in any way in connection with the consummation of the transactions contemplated in this Agreement. Between January 1, 1998 and the date hereof, no shares of the Company's capital stock have been issued other than pursuant to Company Stock Options already in existence on such date, and between January 1, 1998 and the date hereof no stock options have been granted. Except as set forth above, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company except for the Preferred Shares, (iii) no options, warrants (other than warrants issued to Telemetrix and described in the Company's annual report on Form 10-K/A for the fiscal year ended December 31,
1997) or other rights to acquire from the Company or its subsidiaries and, except as described in Schedule 2.2(a), no obligations of the Company or its subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any such options, warrants (other than warrants issued to Telemetrix and described in the Company's annual report on Form 10-K/A for the fiscal year ended December 31, 1997), calls, rights, commitments or agreements and (iv) no equity equivalent interests in the ownership or earnings of the Company or its subsidiaries or other similar rights (collectively "Company Securities"). As of the date hereof, there are no outstanding obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth on Schedule 2.2(a), there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company. Since March 31, 1998 there have been no changes in the capital structure of the Company other than issuances of Common Shares upon exercise of outstanding options granted under the Company Plans.

          (b) Except as set forth on Schedule 2.2(b), all of the outstanding capital stock of the Company's subsidiaries (other than director's qualifying shares in the case of foreign subsidiaries) is owned by the Company, directly or


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indirectly, free and clear of any Lien (as defined below) or any other limitation or restriction (including any restriction on the right to vote or sell the same except as may be provided as a matter of law). Except as set forth on Schedule 2.2(b), there are no securities of the Company or its subsidiaries convertible into or exchangeable for, no options, warrants or other rights to acquire from the Company or its subsidiaries and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for, the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in or any other securities of any subsidiary of the Company. Except as set forth on Schedule 2.2(b), there are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset (including without limitation any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

          (c) The Common Shares constitute the only class of equity securities of the Company or its subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     Section 2.3. Authority Relative to this Agreement, Recommendation.

          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company (the "Company Board") and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby except the approval and adoption of this Agreement by the holders of a majority of the outstanding Common Shares and two-thirds of the outstanding Preferred Shares, voting as a separate class. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company enforceable against the Company in accordance with its terms.

          (b) The Company Board has voted to recommend that the stockholders of the Company approve and adopt this Agreement.

     Section 2.4. SEC Reports, Financial Statements.

          (a) The Company has filed all required forms, reports and documents and all amendments and supplements thereto with the Securities and Exchange Commission (the "SEC") since December 31, 1995 and will file with the SEC after the date of this Agreement through the Effective Time all required forms, reports and documents and amendments and supplements thereto, (collectively, "Company SEC Reports"), each of which has complied or when filed, will comply, in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the dates such


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forms, reports and documents were filed. None of such Company SEC Reports, including, without limitation, any financial statements (and the related notes thereto) or schedules included or incorporated by reference therein, contained or will contain when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. The audited consolidated financial statements of the Company included in the Company SEC Reports fairly present in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended. None of the Company's subsidiaries is required to file any reports or other documents with the SEC.

          (b) The Company has heretofore furnished to Acquisition or Parent a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or Exchange Act.

     Section 2.5. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to stockholders of the Company and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading.

     Section 2.6. Consents and Approvals, No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under and other applicable requirements of the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the filing and recordation of the Merger Certificate as required by the DGCL, no filing with or notice to and no permit, authorization, consent or approval of any court or tribunal, or administrative governmental or regulatory body, agency or authority, domestic or, to the Company's knowledge, foreign, (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on the Company. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of the


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Company or any of its subsidiaries, (ii) except as set forth in Schedule 2.6, result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of any obligation or loss of any benefits or creation of any Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets except, in the case of (ii) or (iii), for violations, breaches or defaults which would not have a Material Adverse Effect on the Company.

     Section 2.7. No Default. Except as set forth in Schedule 2.7, none of the Company or its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets except, in the case of (ii) or (iii), for violations, breaches or defaults that would not have a Material Adverse Effect on the Company.

     Section 2.8. No Undisclosed Liabilities, Absence of Changes. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports, as of December 31, 1997, none of the Company or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company (including the notes thereto) or that would have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Reports or in the disclosure schedules hereto, since March 28, 1998, the Company and its subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practices and none of the Company or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, and there have been no events, changes or effects with respect to the Company or its subsidiaries, having a Material Adverse Effect on the Company.

     Section 2.9. Litigation. Except as publicly disclosed by the Company in the Company SEC Reports, there is no suit, claim, action, proceeding, arbitration or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity or arbitrator which individually or in the aggregate would have a Material Adverse Effect on the Company or seeks to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by the Company in the Company SEC Reports, none of the Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree which has a Material Adverse Effect on the


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Company or would prevent or delay the consummation of the transactions contemplated hereby.

     Section 2.10. Compliance with Applicable Law. Except as set forth in
Schedule 2.10, the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits") except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on the Company. The Company and its subsidiaries are in compliance with the terms of the Company Permits except where the failure so to comply would not have a Material Adverse Effect on the Company. The businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section 2.12 below) and except for violations or possible violations which do not and, insofar as reasonably can be foreseen will not, have a Material Adverse Effect on the Company. There are no products now being manufactured, assembled or sold by the Company or any of its subsidiaries which at the date hereof would require any approval of any governmental body, whether federal, state, local or foreign for the purpose for which they are being manufactured, assembled or sold by the Company or any of its subsidiaries, for which such approval has not been obtained, except where the failure to obtain such approval does not, collectively, have a Material Adverse Effect on the Company. All products now being commercially distributed by the Company or any of its subsidiaries in any jurisdiction meet the applicable legal requirements of such jurisdiction and all requisite governmental approvals have been duly obtained and are in full force and effect, and there is no basis known to the Company or any of its subsidiaries for any governmental body to deny or rescind any approval for any of their commercially distributed products for the purpose for which they are being manufactured, assembled or sold or for any products that the Company or any of its subsidiaries proposes to commercially distribute in the future, except where the failure to meet such requirements, the failure to obtain such approvals or the failure of such approvals to be in full force and effect, does not, collectively, have, and such denial or rescission, insofar as reasonably can be foreseen would not, collectively, have a Material Adverse Effect on the Company.
     No investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or, to the knowledge of the Company, threatened nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than such investigations or reviews as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     Section 2.11. Employee Benefit Plans, Labor Matters.

          (a) Schedule 2.11(a) lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements and any current or former employment, executive compensation or severance agreements, written or otherwise, maintained or contributed to, for the benefit of or relating to any employee of the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company within the meaning of Section 414 of the Code (an "ERISA Affiliate") as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (together the "Employee Plans"), excluding former agreements under which the Company has no remaining material obligations and any of the foregoing that are required to be maintained by the Company under the laws of any foreign jurisdiction. The Company has made available to Parent a copy of (i) the most recent annual report on Form 5500 filed with the Internal Revenue Service (the "IRS") for each disclosed Employee Plan where such report is required, (ii) the documents and instruments governing each such Employee Plan (other than those referred to in Section 4(b)(4) of ERISA) and (iii) the summary plan description for each Employee Plan which is subject to ERISA. Except as set forth in Schedule 2.11(a), no event has occurred and, to the knowledge of the Company, there currently exists no condition or set of circumstances in connection with which the Company or any of its subsidiaries could be subject to any liability under the terms of any Employee Plans, ERISA, the Code or any other applicable law, including, without limitation, any liability under Title IV of ERISA, which would have a Material Adverse Effect on the Company.

          (b) Schedule 2.11(b) sets forth a list of (i) all employment agreements with officers of the Company and its subsidiaries; (ii) all agreements with consultants who are individuals obligating the Company or any of its subsidiaries to make annual cash payments in an amount exceeding $50,000;
(iii) all severance agreements, programs and policies of the Company and its subsidiaries with or relating to its employees except programs and policies required to be maintained by law; and (vi) plans, programs agreements and other arrangements of the Company and its subsidiaries with or relating to its employees which contain change in control provisions. The Company has made available to Parent copies (or descriptions in detail reasonably satisfactory to Parent) of all such agreements, plans, programs and other arrangements.

          (c) Except as disclosed in Schedule 2.11(c) of the Company Disclosure Schedule, there will be no payment, accrual of additional benefits, acceleration of payments or vesting in any benefit under any Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement. No such payment will constitute an "excess parachute payment" within the meaning of
Section 280G of the Code.

          (d) No Employee Plan provides post-retirement medical or welfare benefits to former employees of the Company or its ERISA Affiliates other than pursuant to Section 4980B of the Code.

          (e) There are no controversies pending or, to the knowledge of the Company, threatened between the Company or any of its subsidiaries and any of their respective employees, or involving any Employee Plan, which controversies have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries except as disclosed in Schedule 2.11(e) nor does the Company know of any activities or proceedings of any labor union to organize any such employees. The Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts or threats thereof by or with respect to any employees of the Company or any of its subsidiaries.

          (f) Each Employee Plan has been maintained in material compliance with all applicable laws, including, without limitation, ERISA and the Code. Each Employee Plan has been maintained in material conformance with the terms and provisions of such Plan.

          (g) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code, and exempt from tax under Section 501(a) of the Code, is the subject of an unrevoked favorable determination letter from the Internal Revenue Service. To the best knowledge of Company, nothing has occurred since the date of any such letter which may adversely affect such qualification or exemption (other than changes in applicable law that have occurred since the date of such letter and for which the remedial amendment period of Section 401(b) of the Code has not expired as of the date hereof).

          (h) The Company and its ERISA Affiliates have made all payments and contributions to the Employee Plans on a timely basis as required by the terms of each such Employee Plan and any applicable law.

          (i) The Company and its ERISA Affiliates have filed or caused to be filed with the Internal Revenue Service annual reports on the applicable Form 5500 series for each Employee Plan for all years and periods for which such reports were required and within the time period required by ERISA and the Code.

          (j) No "prohibited transaction", as defined in Section 406 of ERISA and Section 4975 of the Code, has occurred with respect to any Employee Plan, and, to the best knowledge of the Company, no civil or criminal action brought pursuant to Part V, Title I of ERISA is pending or threatened in writing or orally against any fiduciary of any such Employee Plan.

          (k) Neither the Company nor any ERISA Affiliate currently maintains any Employee Plan that is subject to Title IV of ERISA (other than a multi-employer plan, within the meaning of Section 3(37) or 4001(a)3 of ERISA) nor has previously maintained any such Plan that has resulted in any liability or potential liability for the Company or its ERISA Affiliates under said Title IV.

          (l) Neither the Company nor any ERISA Affiliate maintains, or has contributed to within the past five years, any multi-employer plan, within the meaning of Section 3(37) or 4001(a)3 of ERISA. Neither the Company nor any ERISA

Affiliate has any liability to make withdrawal liability payments to any multi-employer plan.

          (m) Each Employee Plan that is a group health plan sponsored or maintained by the Company or any ERISA Affiliate has been operated in material compliance with the applicable requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Sections 4980(B)(f), 9801 and 9802 of the Code. The Company has not contributed to a non-conforming group health plan, as that term is defined in Section 5000(c) of the Code or incurred any tax liability under
Section 5000(a) of the Code that would have a Material Adverse Affect.

          (n) Neither the Company nor any ERISA Affiliate has incurred any excise tax liability with respect to any Employee Plan which has not been satisfied.

     Section 2.12. Environmental Laws and Regulations.

          (a) (i) Except as publicly disclosed by the Company in the Company SEC Reports or in Schedule 2.12 to this Agreement, (i) each of the Company and its subsidiaries is in material compliance with all U.S. Environmental Laws (as defined below) and, to the actual knowledge of the Company, all Foreign Environmental Laws (as defined below), except for non-compliance that would not have a Material Adverse Effect on the Company, which compliance includes but is not limited to, the possession by the Company and its subsidiaries of all material permits and other governmental authorizations required under applicable U.S. Environmental Laws and, to the actual knowledge of the Company, Foreign Environmental Laws and compliance with the terms and conditions thereof, (ii) none of the Company or its subsidiaries have knowledge of an existing or potential Environmental Claim (as defined below) against the Company or its subsidiaries or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, that have or would reasonably be expected to have a Material Adverse Effect on the Company; and (iii) to the best knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

          (b) Except as disclosed in the Company SEC Reports, or except as would not have a Material Adverse Effect on the Company, (i) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) of Hazardous Substances (as defined below) by the Company or its current or former subsidiaries on, under, upon or into any real properties owned or leased currently or in the past by the Company or its current or former subsidiaries, (ii) no underground tank for Hazardous Substances or relating piping has leaked and (iii) to the best knowledge of the Company, there have been no such releases of Hazardous Substances on, under, upon or into any real property in the vicinity of real property of the Company or its current or former subsidiaries which has flowed, seeped or migrated on or under the real property of the Company or its subsidiaries.

          (c) Except as disclosed on Schedule 2.12, there are no PCBs or asbestos located in any premises currently owned, operated or leased by the Company or its subsidiaries in the United States, or to the actual knowledge of the Company, elsewhere.

          (d) No environmental lien has attached to any real property owned or leased by the Company or its subsidiaries in the United States, or to the actual knowledge of the Company, elsewhere.

          (e) Definitions.

               (i) For purposes of this Agreement, "U.S. Environmental Laws" shall mean all federal, state, district and local laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, written notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environments (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), all as in effect as of the Effective Date, including, without limitation, (i) laws relating to emissions, discharges, releases, or threatened releases of Hazardous Substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Substances. U.S. Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and Health Act, as amended, the New Jersey Industrial Site Recovery Act ("ISRA") and all analogous laws promulgated or issued by any governmental authority, all as in effect as of the Closing Date.

               (ii) For purposes of this Agreement, "Foreign Environmental Laws" shall mean all foreign laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, written notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environments (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), all as in effect as of the Effective Date, including, without limitation, (i) laws relating to emissions, discharges, releases, or threatened releases of Hazardous Substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Substances.

               (iii) For purposes of this Agreement, "Environmental Claims" shall mean all notice of violations, liens, written claims, written demands, investigations, written notices, or suits, of any damage, including, without limitation, personal injury, property damage (including any depreciation of property values), lost use of property or consequential damages, arising out of Environmental Conditions or U.S. Environmental Laws or Foreign Environmental

Laws. (By way of example only, Environmental Claims include (i) actual or threatened damages to natural resources, (ii) claims for nuisance or its statutory equivalent, (iii) claims for the recovery of response costs or administrative or judicial orders directing the performance of investigations, response or remedial actions under any U.S. Environmental Laws or Foreign Environmental Laws, (iv) a requirement to implement "corrective action" pursuant to any order or permit issued pursuant to the Resource Conservation and Recovery Act, as amended or similar provisions of applicable state law or Foreign Environmental Laws, (v) claims for restitution, contribution or indemnity, (vi) fines, penalties or liens of any kind arising under U.S. Environmental Law or Foreign Environmental Laws, (vii) claims for injunctive relief or other orders of notices of violation from federal, state or local agencies or courts arising under U.S. Environmental Law or Foreign Environmental Laws, and (viii) with regard to any present or former employees, claims relating to exposure to or injury from Environmental Conditions.)

               (iv) For purposes of this Agreement, "Environmental Conditions" shall mean the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, groundwater, any present or potential drinking water supply, subsurface strata, ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharge, injecting, escaping, leaching, disposing or dumping or threatened release of Hazardous Substances by the Company and its subsidiaries. With respect to Environmental Claims by third parties, Environmental Claims also include the exposure of persons to Hazardous Substances at the work place or the exposure of persons or property to Hazardous Substances migrating from or otherwise emanating from or located on property owned by the Company or its subsidiaries.

               (v) For purposes of this Agreement, "Hazardous Substances" shall mean all pollutants, contaminants, chemicals, wastes and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases), including, but not limited to, any substances, materials or wastes subject to regulation, control or remediation under U.S. Environmental Laws or Foreign Environmental Laws. By way of example only, the term "Hazardous Substances" includes petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos or waste waters.

     Section 2.13. Taxes.

          (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state local and foreign taxes, assessments and other governmental charges, customs, duties, impositions, and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity or of a consolidated or unitary group for which there is joint and several liability.

          (b) Tax Returns and Audits. Except as set forth on Schedule 2.13:

               (i) Company and each of its subsidiaries has timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes, required to be filed by Company and each of its subsidiaries and has paid all Taxes shown to be due on such Returns or is contesting them in good faith.

               (ii) Company and each of its subsidiaries has established (and until the Effective Time will establish) on its books and records reserves (taking into account the potential future use of the Company's net operating losses) that are adequate for the payment of all Taxes incurred, but not yet due and payable.

               (iii) Company and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal, state, local and foreign income Taxes, FICA, FUTA and other Taxes required to be withheld, and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

               (iv) Neither Company nor any of its subsidiaries has been delinquent in the payment of any Tax (for the period during which any statute of limitations is still open) nor is there any Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (v) No audit or other examination of any return of Company or any of its subsidiaries is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination.

               (vi) Neither Company nor any of its subsidiaries has any liability for unpaid federal, state, local or foreign Taxes which have not been accrued for or reserved (taking into account the potential future use of the Company's net operating losses) on the Company's books and records, whether asserted or unasserted, contingent or otherwise.

               (vii) There is no contract, agreement, plan or arrangement, including, but not limited to, the provisions of this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Internal Revenue Code of 1987, as amended (the "Code").

               (viii) Company is not, and has not been at any time, a "United States real property holding corporation", within the meaning of Section 897(c)(2) of the Code.

               (ix) Company and its subsidiaries have not participated (and will not participate prior to the Effective Time) in or cooperated with an international boycott within the meaning of Section 999 of the Code.

               (x) There are no rulings, requests for rulings or closing agreements with any taxing authority which could affect the Taxes of Company or any of its subsidiaries for any period after the Effective Time.

               (xi) There are no liens for Taxes upon any property or assets of Company or its subsidiaries except liens for Taxes not yet due.

               (xii) An "ownership change" within the meaning of Section 382 of the Code and the regulations thereunder has not occurred since December 31, 1993 (and will not occur prior to the Effective Time) such that the Tax attributes of the Company and its subsidiaries has been (or would be) limited under Section 382 of the Code.

               (xiii) The Company and each subsidiary has complied with all information reporting requirements of, and has maintained all required records and supporting information with respect to, Section 6038A of the Code and the regulations thereunder pertaining to information with respect to certain foreign-owned corporations.

     Section 2.14. Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares and two-thirds of the outstanding Preferred Shares, voting as a separate class, are the only votes of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement.

     Section 2.15. Opinion of Financial Adviser. Cowen & Co. (the "Company Financial Adviser") has delivered to the Company Board its written opinion dated the date of this Agreement to the effect that as of such date the Merger Consideration is fair to the holders of Common Shares from a financial point of view.

     Section 2.16. Brokers. No broker, finder or investment banker (other than the Company Financial Adviser, a true and correct copy of whose engagement agreement has been provided to Acquisition or Parent) is entitled to any brokerage finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     Section 2.17. Absence of Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the Company or its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material current business practice of the Company or its subsidiaries, any acquisition of material property by the Company or its subsidiaries or the conduct of business by the Company or its subsidiaries as currently conducted or as proposed to be conducted by the Company or its subsidiaries.

     Section 2.18. Absence of Liens and Encumbrances. The Company and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Company Financial Statements included in the Company's SEC Reports and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     Section 2.19. Intellectual Property. The Company and each of its subsidiaries, directly or indirectly, owns, or is licensed or otherwise possesses legal enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are material to its business as currently conducted or as proposed to be conducted by the Company and its subsidiaries (the "Company Intellectual Property Rights"). Schedule 2.19 hereto sets forth a complete list of all patents, trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in the Company Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such the Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Schedule 2.19 also sets forth a complete list of all material licenses, sublicenses and other agreements as to which the Company or its subsidiaries is a party and pursuant to which the Company or its subsidiaries or any other person is authorized to use any Company Intellectual Property Rights or other trade secret that is material to the Company or its subsidiaries, and includes the identity of all parties thereto and a description of the nature and subject matter thereof; the copies of such licenses, sublicenses and other agreements provided to Parent contain a description of the applicable royalty and the term thereof. The Company is not in violation of any license, sublicense or agreement described on such list except such violations as do not materially impair the Company's rights under such license, sublicense or agreement or do not, collectively, constitute a Material Adverse Effect on the Company. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company nor any of its subsidiaries to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, except as set forth in Schedule 2.19 or except for such violations, defaults, terminations and modifications that do not, collectively, constitute a Material Adverse Effect on the Company. No claims have been asserted or, to the knowledge of the Company, are threatened by any person nor are there any valid grounds, to the knowledge of the Company, for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any of the products of the Company or any of its subsidiaries as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by the Company or any of its subsidiaries infringes on any copyright, patent, trade mark, service mark or trade secret, (ii) against the use by the Company or any of its subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's or any of its subsidiaries' business as currently conducted or as proposed to be conducted, or (iii) challenging the ownership by the Company or any of its subsidiaries, validity or effectiveness of any Company Intellectual Property Rights, except in each of clauses (i), (ii) and (iii) as disclosed in Schedule 2.19. All material registered trademarks, service marks and copyrights held by the Company or any of its subsidiaries are valid and subsisting. To the knowledge of the Company, there is no material unauthorized use, infringement or misappropriation of any Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its subsidiaries. No Company Intellectual Property Right or product of the Company or any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has entered into any agreement under which the Company or its subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. The Company and each subsidiary has a policy requiring each key employee to execute a proprietary information and confidentiality agreement (the "Confidentiality Agreement") substantially in the Company's standard form, a copy of which is attached to Schedule 2.19. All current employees of the Company in San Diego, California and all current employees of the Company and its subsidiaries at the director level at facilities in the Peoples' Republic of China and the managing director at the Company's facility in the Phillipines have signed a Confidentiality Agreement.

     Section 2.20. Agreements, Contracts and Commitments. Except as set forth in
Schedule 2.20, neither the Company nor any of its subsidiaries has, nor is it a party to nor is it bound by, any of the following:

          (a) any material product distribution agreement,

          (b) any material joint marketing agreement or product development agreement,

          (c) any material agreement relating to the performance of product evaluation or testing or regulatory compliance by other parties with respect to products of the Company or its subsidiaries,

          (d) any material agreement with or order by any Government Entity relating to the testing, manufacture, registration, labeling, marketing or sale of products manufactured, marketed or sold by the Company or its subsidiaries,

          (e) any material agreement with or order by any Government Entity relating to the providing by such government of employees related to the manufacture of products,

          (f) any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements,

          (g) any employment or consulting agreement, or any other similar type of contract or commitment for an amount in excess of Fifty Thousand Dollars ($50,000.00) in any one year, which in any of such cases is not terminable by the Company on thirty (30) days notice without liability,

          (h) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

          (i) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than such agreements or guarantees between the Company and any of its subsidiaries,

          (j) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of One Hundred Thousand Dollars ($100,000.00) singularly or Five Hundred Thousand Dollars ($500,000.00) in the aggregate,

          (k) any agreement, contract or commitment relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise,

          (l) any mortgage, indenture, loan or credit agreement, grant agreement, security agreement or other agreement or instrument relating to the borrowing of money, extension of credit, or receipt of money,

          (m) any collective bargaining agreement,

          (n) any real property or personal property lease requiring aggregate future payments by the Company or its subsidiaries in excess of One Hundred Thousand Dollars ($100,000.00),

          (o) any material joint venture or partnership agreement or arrangement,

          (p) any material consignment or similar agreement relating to inventory or equipment, or

          (q) any other agreement, contract or commitment which involves payment by the Company of One Hundred Thousand ($100,000.00) or more and is not cancelable without penalty within thirty (30) days.

     Each of the agreements, contracts and commitments referred to in clauses above that has not expired or been terminated in accordance with its terms is in full force and effect, except where the failure to be in full force and effect does not, collectively, have a Material Adverse Effect on the Company, and, except as otherwise disclosed, is not subject to any material default thereunder of which the Company is aware by any party obligated to the Company pursuant thereto.

     Section 2.21. Non-Public Information Provided to Parent. The non-public written information contained in the data room in San Diego, California regarding the business of the Company and its subsidiaries, including product and historical financial information, did not, to the actual knowledge (without any obligation to conduct an inquiry) of the Company's executive officers, contain any material misstatement of a material fact. The written projections of the Company's future financial performance provided by the Company to Parent were prepared in good faith based on assumptions believed by the Company to be reasonable as of the date such projections were provided to Parent and as of the date of this Agreement; however no other representation is made or to be implied concerning such projections, and Parent and Acquisition acknowledge the inherently uncertain, risky and speculative nature of such projections.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND ACQUISITION

     Parent and Acquisition hereby represent and warrant to the Company as follows:

     Section 3.1. Organization.

          (a) Each of Parent and Acquisition is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and the State of [Delaware], respectively, and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Parent has heretofore delivered to the Company accurate and complete copies of the Certificate of Incorporation and Bylaws as currently in effect of Parent and Acquisition.

          (b) Each of Parent and Acquisition is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Parent. When used in connection with Parent or Acquisition the term "Material Adverse Effect" means any material adverse change or effect (i) on the business, results of operations or condition (financial or otherwise) of Parent and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions (including, without limitation, levels of aggregate demand, interest rates, currency exchange rates and applicable tax laws), or (ii) that may impair the ability of

Parent and/or Acquisition to consummate the transactions contemplated hereby.

     Section 3.2. Authority Relative to this Agreement. Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Acquisition and by Parent as the sole stockholder of Acquisition and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes a valid, legal and binding agreement of each of Parent and Acquisition enforceable against each of Parent and Acquisition in accordance with its terms.

     Section 3.3. No Default. None of Parent or its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is now a party or by which any of injunction, decree, law, statute, rule or regulation applicable to Parent or any of its subsidiaries or any of their respective properties or assets except, in the case of (ii) or
(iii), for violations, breaches or defaults that would not have a Material Adverse Effect on Parent.

     Section 3.4. Litigation. Except as disclosed in Schedule 3.4, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in Schedule 3.4, none of Parent or its subsidiaries is subject to any outstanding order, writ, injunction or decree that would prevent or delay the consummation of the transactions contemplated hereby.

     Section 3.5. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under and other applicable requirements of the Exchange Act, the HSR Act and the filing and recordation of the Merger Certificate as required by the DGCL, no filing with or notice to, and no permit authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not materially impair the likelihood of the consummation of the transactions contemplated hereby and the likelihood that such transactions would not be rescinded or undone. Neither the execution, delivery and performance of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of Parent or

Acquisition or any of Parent's other subsidiaries, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent's other subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of Parent's other subsidiaries or any of their respective properties or assets except, in the case of (ii) or (iii), for violations breaches or defaults which would not materially impair the likelihood of the consummation of the transactions contemplated hereby and the likelihood that such transactions would not be rescinded or undone.

     Section 3.6. Availability of Funds. Parent has or will have available to it as of the Closing, not less then $35.15 million for completion of the Merger.


                                    ARTICLE 4

                                    COVENANTS

     Section 4.1. Conduct of Business of the Company. Except as contemplated by this Agreement or as described in Schedule 4.1, during the period from the date hereof to the Effective Time, the Company will and will cause each of its subsidiaries to conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Schedule 4.1, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent and Acquisition (which consent shall not unreasonably be withheld):

          (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights) except for the issuance and sale of Shares pursuant to options previously granted under the Company Plans and the issuance of Shares pursuant to the conversion of any Preferred Shares;

          (c) split, combine or reclassify or repurchase any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of subsidiaries;

          (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

          (e) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of ownership of any subsidiary;

          (f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practices and except for obligations of subsidiaries of the Company incurred in the ordinary course of business consistent with past practices; (iii) make any loans or advances (other than in the ordinary course of business consistent with past practices) or capital contributions to or investments in any other person (other than to subsidiaries of the Company or customary loans or advances to employees, in each case in the ordinary course of business consistent with past practice); (iv) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than Tax Liens for Taxes not yet due);

          (g) except as may be required by law, enter into, adopt or amend or terminate any employment agreement or any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (g) shall not prevent the Company or its subsidiaries from (i) entering into employment agreements with new employees in the ordinary course of business and consistent with past practice which are terminable without liability upon thirty (30) days notice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 1998 in the ordinary course of year-end compensation reviews consistent with past practice (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to the Company);

          (h) enter into or amend any agreement or take any action which reasonably would be expected to have a Material Adverse Effect on the Company or enter into any agreement, order, consent or commitment relating to the Company's property in Leesburg, Indiana;

          (i) transfer or license to any person or entity or otherwise materially extend, amend or modify any rights to the Company's Intellectual Property Rights or enter into grants to future patent rights, other than licenses in connection with the sale or purchase of goods or services entered into in the ordinary course of business consistent with past practices (except that past practices shall not control with respect to arrangements made necessary or economical by the closure of certain facilities operated by or on behalf of the Company or its subsidiaries);

          (j) grant any severance or termination (i) to any executive officer or
(ii) to any other employee except payments made in connection with the termination of employees in amounts consistent with the Company's policies and past practices or pursuant to written agreements outstanding and disclosed in the Schedules hereto, or policies existing on the date hereof and as disclosed in the Schedules hereto;

          (k) commence any litigation other than (i) for the routine collection of bills, or (ii) where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable asset of the Company's business, provided that the Company consults with Parent prior to the filing of such a suit;

          (l) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of the Company, except for equipment, inventory and supplies acquired in the ordinary course of business consistent with past practice;

          (m) sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to its business, except in the ordinary course of business consistent with past practice;

          (n) materially revalue any of the Company's or its subsidiaries' tangible assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

          (o) pay, discharge or satisfy in an amount in excess of One Hundred Thousand Dollars ($100,000.00) (in any one case) or Three Hundred and Fifty Thousand Dollars ($350,000.00) (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of a liability of the type reflected or reserved in the Company's financial statements in the Company SEC Reports (including the notes thereto);

          (p) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

          (q) take, or agree (in writing or otherwise) to take, any of the actions described in clauses (a) through (p) of this Section 4.1.

     Section 4.2. Preparation of the Proxy Statement. The Company shall, as promptly as practicable prepare and file with the SEC the Proxy Statement. The Proxy Statement shall also include the recommendation of the Board of Directors of the Company in favor of the Merger, which shall not be withdrawn, modified or withheld except in compliance with the fiduciary duties of the Company's Board under applicable law or in compliance with Section 4.4 hereof. To Company's best knowledge, at the time the Proxy Statement is mailed to the stockholders of the Company, the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any information relating to the Company or any of its affiliates, officers or directors should be disclosed by the Company in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent.

     Section 4.3. SEC Filings. At all times prior to the Closing, the Company shall:

          (a) Make all filings with the SEC required to be made by it, in a timely manner and in accordance with the applicable rules and regulations of the SEC;

          (b) Promptly notify Parent of any communications received from the SEC with respect to any such filings, or with respect to any similar filings made prior to the date of this Agreement, or with respect to the Proxy Statement; and

          (c) Promptly provide to Parent copies of all such SEC filings, and SEC written communications, as well as copies of all written communications with stockholders generally.

     Section 4.4. Other Potential Acquirers.

          (a) Neither the Company nor any of its subsidiaries shall, nor shall the Company authorize or permit any of its or their respective officers, directors, employees representatives, agents, investment bankers, subsidiaries and affiliates to, directly or indirectly, solicit, initiate, engage or participate in discussions or negotiations with, or disclose or afford access to non-public information concerning the Company and its subsidiaries to or otherwise assist, encourage or cooperate with or enter into any agreement or understanding with any person or group (other than Parent and Acquisition or any designees of Parent and Acquisition) concerning any Third Party Acquisition Proposal; provided, however, that nothing herein shall prevent the Company Board from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer. The Company Board shall not withdraw or amend its recommendation of the transactions contemplated hereby or approve or recommend, or cause the Company to enter into any agreement with respect to, any Third Party Acquisition Proposal and the Company shall and shall cause its respective officers, directors, employees, representatives, agents, investment bankers, subsidiaries and affiliates not to make or authorize any statement, recommendation or solicitation in support of any Third Party Acquisition Proposal.

          (b) Not withstanding anything to the contrary provided in this Agreement, the Company Board may participate in negotiations with a Third Party (as defined below), furnish information (other than documents or reports filed with the Securities and Exchange Commission) to a Third Party or amend or withdraw its recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal (as defined below), but only after a Third Party shall have delivered to the Company in writing an unsolicited, bona fide Third Party Acquisition Proposal that the Company Board by a majority vote determines in its good faith judgment (after consultation with its principal advisers, including a financial adviser of nationally recognized reputation), which shall be deemed to include Cowen & Co.) to be more favorable to the Company's stockholders than the Merger (a "Superior Proposal") and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Company Board (based on the advice of a financial adviser of nationally recognized reputation) is reasonably capable of being financed by such Third Party and which is probable to be consummated in accordance with its terms.

          (c) In the event the Company receives a Superior Proposal, the Company will (i) immediately give written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company Board has received an unsolicited bona fide Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (ii) give Parent five business days from its receipt of the Notice of Superior Proposal to make an offer which the Company Board by a majority vote determines in its good faith judgment (after consultation with its principal advisers, including a financial adviser of nationally recognized reputation) to be at least as favorable to the Company's stockholders as such Superior Proposal, in which event the Company Board shall accept such offer from Parent unless, within five business days of the Company's receipt of such offer from Parent, the Company receives a Third Party Acquisition Proposal that the Company Board, by a majority vote, determines in its good faith judgment (after consultation with its principal advisers, including a financial adviser of nationally recognized reputation, which shall be deemed to include Cowen & Co.) to be more favorable to the Company's stockholders than such offer from Parent. For the purposes of this Agreement, "Third Party" means any person, entity or group (which includes a "person" as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) other than Parent, Acquisition or any affiliate thereof. For the purposes of this Agreement, "Third Party Acquisition Proposal" means a proposal to the Company by a Third Party for a transaction that would include any of the following events: (i) the acquisition of the Company by merger or otherwise by any Third Party; (ii) the acquisition by a Third Party of more than 50% of the total assets of the Company and its subsidiaries taken as a whole; or (iii) the acquisition by a Third Party of 50% or more of the outstanding Common Shares or Preferred Shares.

     Section 4.5. Comfort Letter. The Company shall use all reasonable efforts to cause Arthur Andersen LLP to deliver a letter dated not more than five days prior to the date on which the Proxy Statement shall be mailed to the stockholders of the Company and addressed to the Company and Parent and their respective Boards of Directors customary in scope for agreed-upon procedures letters delivered by independent public accountants in connection with proxy statements similar to the Proxy Statement. The language in such letter shall in no event constitute a separate or independent basis on which Parent or Acquisition can terminate this Agreement or refuse to consummate the transactions contemplated hereby.

     Section 4.6. Meeting of Stockholders. The Company shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the DGCL and the Company's Certificate of Incorporation and bylaws. The Company will, through its Board of Directors, recommend to its stockholders approval of such matters, provided, however, the Company Board may amend or withdraw its recommendation if permitted by Section 4.4 hereof.

     Section 4.7. Access to Information.

          (a) Subject to the provisions of applicable law, between the date hereof and the Effective Time, the Company will give Parent and its authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit Parent to make such inspections as Parent may reasonably require and will cause its officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Parent may from time to time reasonably request.

          (b) Between the date hereof and the Effective Time, the Company shall furnish to Parent within 25 business days after the end of each calendar month (commencing with the month of May) an unaudited balance sheet of the Company as of the end of the such month and the related statements of earnings, stockholders' equity (deficit) and within 25 business days after the end of each calendar quarter cash flows for the quarter then ended, each prepared in accordance with generally accepted accounting principles in conformity with the practices consistently applied by such party with respect to its monthly financial statements. All the foregoing shall be in accordance with the books and records of the Company and shall fairly present its financial position (taking into account the differences between the monthly and quarterly statements prepared by the Company in conformity with its past practices) as of the last day of the period then ended.

          (c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Parent dated March 18, 1998.

     Section 4.8. Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to fulfill the conditions to closing under this Agreement and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the Proxy Statement, any filings that may be required under the HSR Act and any amendments to any thereof, (ii) obtaining consents of all third parties and Governmental Entities necessary proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) executing any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and Acquisition agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the meeting of the Company's stockholders with respect to the Merger. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

     Section 4.9. Employee Benefits.

          (a) After the Closing, Parent shall cause the Surviving Corporation to, honor in accordance with their terms, all employment, severance, consulting and other compensation contracts between the Company or any of its subsidiaries and any current or former director, officer or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Closing under any plans described in Section 2.11 of this Agreement (other than stock option or other plans involving the potential issuance or purchase on the open market of securities of the Company or of Parent). Parent agrees and will cause the Surviving Corporation to honor any "change of control" or similar provisions relating to employees contained in any existing contracts, and all termination or severance agreements with executive officers identified in
Schedule 2.11 (c) (subject to Section 1.11 hereof) will be honored in accordance with their terms as of the date hereof.

          (b) Parent covenants that for a period of one year after the Closing, it will cause Surviving Corporation to extend to employees of Surviving Corporation and its subsidiaries benefit plans which, when viewed in the aggregate, shall be substantially similar to the Employee Plans in effect with respect to employees of the Company and its subsidiaries immediately before the Closing. Notwithstanding the foregoing, nothing in this Agreement, express or implied, shall (i) obligate the Surviving Corporation or any of its subsidiaries or Parent to continue to employ any of the employees of the Surviving Corporation or any of its subsidiaries after the Closing Date (except for those employees who are parties to employment agreements as disclosed in Schedule 2.11(b) and then only in accordance with the terms of such employment agreements) or (ii) operate so as to make any employees of the Company or any of its subsidiaries third party beneficiaries of any of the provisions of this Agreement (except for the indemnification obligations under Section 4.11).

     Section 4.10. Public Announcements. Parent, Acquisition and the Company, as the case may be, will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or by obligations pursuant to any listing agreement with the New York Stock Exchange or NASDAQ National Market System as determined by Parent, Acquisition or the Company, as the case may be.

     Section 4.11. Indemnification, Directors' and Officers' Insurance.

          (a) After the Effective Time, Parent and the Surviving Corporation jointly and severally shall indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable law, upon receipt from such indemnified party of the undertaking to repay such advances contemplated by Section 145 of the DGCL, to) each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of the Company's subsidiaries (the "Indemnified Persons") against (i) all losses, claims, damages, costs, expenses (including, without limitation, counsel fees and expenses), settlement payments (provided Parent and the Surviving Corporation have approved such settlement, which approval shall not be unreasonably withheld) or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation (a "Claim") based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any of its subsidiaries whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time ("Indemnified Liabilities") to the fullest extent permitted by applicable law and (ii) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or bylaws. The parties hereto intend, to the extent not prohibited by applicable law, that the indemnification provided for in this Section 4.11 shall apply without limitation to negligent acts or omissions by an Indemnified Person. Parent hereby guarantees the payment and performance of the Surviving Corporation's obligations in this Section 4.11. Each Indemnified Person is intended to be a third party beneficiary of this Section 4.11 and may specifically enforce its terms. This Section 4.11 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company's Certificate of Incorporation or Bylaws.

          (b) Any Indemnified Party wishing to claim indemnification under this
Section 4.11, upon learning of any such Claim, shall notify Parent and the

Surviving Corporation (although the failure so to notify Parent and the Surviving Corporation shall not relieve Parent and the Surviving Corporation from any liability which Parent and the Surviving Corporation may have under this Section 4.11 except to the extent such failure prejudices Parent and the Surviving Corporation), and shall deliver to Parent and the Surviving Corporation the undertaking as contemplated by Section 145 of the DGCL. The Indemnified Parties as a group shall retain one law firm (in addition to local counsel) to represent them with respect to each such matter unless (i) there is, under applicable standards of professional conduct (as determined by counsel to the Indemnified Parties), a conflict or potential conflict between the positions of any two or more Indemnified Parties, or (ii) an Indemnified Party reasonably concludes (based upon advice of counsel) that there may be legal defenses available to the Indemnified Party that are different from or in addition to those available to the other Indemnified Parties, in which events, such additional counsel as may be required may be retained by the Indemnified Parties.

          (c) Parent shall cause the Surviving Corporation to maintain in effect for not less than six (6) years from the Effective Time the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company with aggregate liability coverage not less than the coverage provided by the insurance most recently maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in satisfying its obligation under this Section, the Surviving Corporation shall not be obligated to pay premiums in excess of 150% of the amount per annum incurred by the Company in the twelve months ended December 31, 1997 with respect to such insurance, which amount has been disclosed to Parent.

          (d) In the event the Surviving Corporation or its successor (i) is consolidated with or merges into another person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other person in a single transaction or a series of related transactions, then in each such case Parent shall make or cause to be made proper provision so that the successor or transferee of the Surviving Corporation shall comply in all material respect with the terms of this Section 4.11.

     Section 4.12. Notification of Certain Matters. The Company shall give prompt notice to Parent and Acquisition, and Parent and Acquisition shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, and (ii) any material failure of the Company, Parent or Acquisition, as the case may be to comply with or satisfy any covenant condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 4.13. Information Supplied. None of the information supplied or to be supplied by Parent or Acquisition specifically for inclusion or incorporation by reference to the Proxy Statement will, at the date mailed to stockholders and at the times of the meeting or meetings of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading.

     Section 4.14. GTI Tax Matters. With respect to any income tax Return required to be filed by Company and its subsidiaries from the date of this Agreement through the Effective Time, Company shall provide to Parent and its authorized representatives with copies of such completed Return at least fifteen
(15) business days prior to the due date (or extended due date if an extension has been obtained) for the filing of such Return. Parent and its authorized representatives shall have the right to review such Return prior to the filing of such Return. Company and Parent agree to consult and resolve in good faith any issues arising as a result of the review of such Return by Parent and its authorized representatives.




                                    ARTICLE 5

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 5.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company;

          (b) no statute, rule, regulation, executive, order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger; and

          (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received.

     Section 5.2. Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) the representations of Parent and Acquisition contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), provided that the representations of Parent and Acquisition which are not qualified by materiality or Material Adverse Effect shall be deemed for all purposes of this Agreement to be true and correct if, in the aggregate the breaches of all such representations, if any, do not have a Material Adverse Effect on Parent or Acquisition or the validity of the Merger, and, at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect;

          (b) each of the covenants and obligations of Parent and Acquisition to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect;

          (c) Parent shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Acquisition or the validity of the Merger; and

          (d) the Directors of the Company and the Company shall have received the opinion of legal counsel to Parent as to the matters set forth in Exhibit A.

     Section 5.3. Conditions to the Obligations of Parent and Acquisition. The respective obligations of Parent and Acquisition to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) the representations of the Company contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent the representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), provided that the representations of the Company and its subsidiaries which are not qualified by materiality or Material Adverse Effect shall be deemed for all purposes of this Agreement to be true and correct if, in the aggregate the breach of all such representations, if any, do not have a Material Adverse Effect on the Company or the validity of the Merger, and, at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect;

          (b) each of the covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect;

          (c) the Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, license, note, mortgage, indenture, lease, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not individually or in the aggregate, have a Material Adverse Effect on the Company or the validity of the Merger;

          (d) Parent shall have received the opinion of legal counsel to the Company as to the matters set forth in Exhibit B; and

          (e) The Company Dissenting Shares, if any, shall not exceed ten percent (10%) of the issued and outstanding Shares at the Effective Time.

     Section 5.4. Business MAC. Notwithstanding anything to the contrary contained in this Agreement, conditions (a), (b) and (c) of Section 5.3 shall be deemed to be satisfied if, between the date of this Agreement and the Closing
Date: (i) a reduction occurs, compared to the first quarter of fiscal year 1998, in the earnings before interest, taxes, depreciation and amortization of the Company and its subsidiaries, on a consolidated basis ("EBITDA"), that has a Material Adverse Effect on the Company, and the business and financial events resulting in such reduction in EBITDA were not themselves initiated by one or more independent breaches by the Company of the representations and covenants of the Company contained herein (such a reduction in EBITDA is a "Business MAC"), and (ii) one or more of conditions (a), (b) or (c) of Section 5.3 is not satisfied because of such Business MAC, in the sense that, absent such Business MAC, such conditions would have been satisfied.

                                    ARTICLE 6

                         TERMINATION; AMENDMENT; WAIVER

     Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after approval and adoption of this Agreement by the Company's stockholders:

          (a) by mutual written consent of Parent, Acquisition and the Company;

          (b) by Parent, Acquisition or the Company if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable;
(ii) the Merger has not been consummated by November 30, 1998; provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

          (c) by the Company if (i) there shall have been a breach of any representation or warranty on the part of Parent or Acquisition set forth in this Agreement or if any representation or warranty of Parent or Acquisition shall have become untrue, in either case such that the conditions set forth in
Section 5.2(a) or Section 5.2(c) would be incapable of being satisfied by November 30, 1998 (or as otherwise extended); (ii) there shall have been a breach by Parent or Acquisition of any of their respective covenants or agreements hereunder materially adversely affecting (or materially delaying) the consummation of the Merger, such that the conditions set forth in Section 5.2(b) or 5.2(c) would be incapable of being satisfied by November 30, 1998, and Parent or Acquisition, as the case may be, has not cured such breach within twenty business days after notice by the Company thereof, provided, with respect to clauses (i) and (ii) of this Section 6.1(c), that the Company is not then in material breach of any of its covenants or agreements hereunder having a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Merger, such that the conditions set forth in Sections 5.3(a), 5.3(b) or 5.3(c) would be incapable of being satisfied by November 30, 1998 and the Company has not cured such breach within twenty business days after notice by Parent or Acquisition thereof; or (iii) the Company Board does so in accordance with Section 4.4; or

          (d) by Parent and Acquisition if (i) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement or if any representation or warranty of the Company shall have become untrue in either case such that the conditions set forth in Section 5.3 (a) or 5.3(c) would be incapable of being satisfied by November 30, 1998 (or as otherwise extended); (ii) there shall have been a breach by the Company of its covenants or agreements hereunder having a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Merger, such that the conditions set forth in Section 5.3(b) or 5.3(c) would be incapable of being satisfied by November 30, 1998 and the Company has not cured such breach within twenty business days after notice by Parent or Acquisition thereof provided, with respect to clauses (i) and (ii) of this Section 6.1(d), that Parent and Acquisition are not then in material breach of any of their covenants or agreements hereunder materially adversely affecting (or materially delaying) the consummation of the Merger, and Parent and Acquisition have not cured such breach within twenty business days after notice by the Company thereof; (iii) the Company Board shall have recommended to the Company's stockholders a Superior Proposal and the Company's stockholders shall not have approved and adopted the Merger instead by vote or action by written consent by November 30, 1998; (iv) the Company Board shall have withheld, withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger and the Company's stockholders shall not have approved or adopted the Merger instead by vote or action by written consent by November 30, 1998; or
(v) the Company Dissenting Shares exceed ten percent (10%) of the outstanding Shares, or (vi) the Company shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote or written consents of its stockholders.

     Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Sections 6.1(a) or (b), this Agreement shall forthwith become void and of no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

     Section 6.3. Fees and Expenses.

          (a) In the event that this Agreement shall be terminated pursuant to:

               (i) Sections 6.1(c)(iii) or 6.1(d)(iii) or (iv) and within twelve months thereafter the Company consummates a transaction with respect to a Third Party Acquisition Proposal or the Company enters into an option, agreement or letter of intent with respect to any Third Party Acquisition Proposal or other arrangement intended to transfer the Company or control of the Company to a Third Party, or the stockholders of the Company, in response to a tender offer or exchange offer by any person, tender Shares representing a 50% or greater voting interest in the Company or give options or rights to any person to acquire such Shares; or

               (ii) Section 6.1(d)(vi) and within twelve months thereafter the Company consummates a transaction with respect to a Third Party Acquisition Proposal, and at the time of the Company stockholders' meeting at which the Company failed to obtain the requisite vote, there shall be outstanding an offer by a Third Party to consummate, or there shall have been under consideration by the Company, or there shall have been publicly announced a plan or proposal with respect, to a Third Party Acquisition Proposal;

the Company shall pay to Parent a break-up fee in the amount of $1.25 million plus an amount equal to $750,000 minus the Transaction Expenses (as defined below) immediately upon consummation of the Third Party Acquisition Proposal as provided under 6.3(a)(i) or (ii) above.

          (b) At the earlier to occur of the consummation of a transaction with respect to a Third Party Acquisition Proposal or thirty (30) days after the termination of this Agreement pursuant to Sections 6.1(c)(iii) or 6.1(d)(iii),
(iv) or (vi), the Company shall reimburse Parent, Acquisition and their affiliates for $750,000 of the documented out-of-pocket fees and expenses actually incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, fees and expenses payable to investment bankers, counsel and accountants to any of the foregoing (the "Transaction Expenses").

          (c) Upon the termination of this Agreement pursuant to Sections 6.1(c)(i) or (ii), the Company shall have full legal rights and remedies under applicable law to recover all damages resulting from such termination. Notwithstanding the foregoing, but not in lieu thereof, Parent shall reimburse the Company and its affiliates (not later than ten business days after submission of statements therefor) for $750,000 of the documented out-of-pocket fees and expenses actually incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, fees and expenses payable to investment bankers, counsel and accountants to any of the foregoing).

          (d) Upon the termination of this Agreement pursuant to Sections 6.1(d)(i) or (ii), Parent and Acquisition shall have full legal rights and remedies under applicable law to recover all damages resulting from such termination. Notwithstanding the foregoing, but not in lieu thereof, the Company shall reimburse Parent, Acquisition and their affiliates (not later than ten business days after submission of statements therefor) for $750,000 of the documented out-of-pocket fees and expenses actually incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, fees and expenses payable to investment bankers, counsel and accountants to any of the foregoing).

          (e) Except as specifically provided in this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     Section 6.4. Amendment. This Agreement may be amended by action taken by the Company, Parent and Acquisition at any time before or after approval of the Merger by the stockholders of the Company but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement (including the Company Disclosure Schedule) may be amended only by an instrument in writing signed on behalf of the parties hereto.

     Section 6.5. Extension, Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                    ARTICLE 7

                                  MISCELLANEOUS

     Section 7.1. Non-survival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

     Section 7.2. [Reserved.]

     Section 7.3. Entire Agreement, Assignment. This Agreement (including the Company Disclosure Schedules) (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior or contemporaneous agreements and understandings both written and oral between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Acquisition may assign any or all of its rights and obligations under this Agreement to any subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

     Section 7.4. Validity. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

     Section 7.5. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

if to Parent or Acquisition:
                  c/o Technitrol Inc.
                  1210 Northbrook Drive, Suite 385
                  Trevose, PA  19053
                  Telecopier:       (215) 355-7397
                  Attention:        Thomas J. Flakoll

with a copy to:
                  Stradley, Ronon, Stevens & Young, LLP
                  2600 One Commerce Square
                  Philadelphia, Pa  19103-7098
                  Telecopier:       (215) 564-8120
                  Attention:        James M. Papada, III, Esquire

if to the Company to:
                  GTI Corporation
                  9715 Business Park
                  San Diego, CA  92131
                  Telecopier:       (619) 537-2740
                  Attention:        Albert Hugo Martinez

with a copy to:
                  Gibson Dunn & Crutcher LLP
                  333 South Grand Avenue
                  Los Angeles, CA  90071
                  Telecopier:       (213) 229-7520
                  Attention:        Bruce D. Meyer, Esquire
or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     Section 7.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

     Section 7.7. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 7.8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as provided in Sections 4.11 and 7.3, nothing in this Agreement express or implied is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 7.9. Certain Definitions. For the purposes of this Agreement the term:

          (a) "affiliate" means a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person;

          (b) "business day" means any day other than a day on which the New York Stock Exchange is closed;

          (c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

          (d) "Code" means the Internal Revenue Code of 1986, as amended;

          (e) "knowledge" or "known" means, with respect to any matter in question, the actual knowledge of an officer of the Company and its subsidiaries or Parent, as the case may be;

          (f) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

          (g) "subsidiary" or "subsidiaries" of the Company, Parent, the Surviving Corporation or any other person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, Parent, the Surviving Corporation or any such other person, as the case may be, (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     Section 7.10. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company or Parent or any officer, director, employee, agent, representative or investor of any party hereto.

     Section 7.11. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that if a party hereto is entitled to receive payment or reimbursement of expenses pursuant to Sections 6.3(a), or 6.3(b), (c) or (d) it shall not be entitled to specific performance to compel the consummation of the Merger.

     Section 7.12. Consent to Jurisdiction. The parties hereto submit to and consent to the jurisdiction of the state and Federal courts located in the State of Delaware and agree that the venue shall be proper and the forum shall be proper.

     Section 7.13. Limitation on Damages. Under no circumstances shall any party be liable to any other party, either for indirect, special, consequential or punitive damages arising out of or in connection with this Agreement. This
Section 7.13 shall have no application to indemnification pursuant to Section
4.11 arising out of any third-party claim.

     Section 7.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.


                                   TECHNITROL INTERNATIONAL, INC.

                                   By:/s/ Albert Thorp, III
                                      -----------------------------
                                   Name:  Albert Thorp, III
                                   Title: President



                                   GTI CORPORATION

                                   By:/s/ Bruce C. Myers
                                      -----------------------------
                                   Name:  Bruce C. Myers
                                   Title: Vice President Finance and Treasurer



                                   TECHNITROL ACQUISITION, INC.

                                   By:/s/ Albert Thorp, III
                                      -----------------------------
                                   Name:  Albert Thorp, III
                                   Title: President

                    Schedules to Agreement and Plan of Merger
             dated as of May 26, 1998 by and among GTI Corporation,
         Technitrol International, Inc. and Technitrol Acquisition, Inc.



Schedule 2.1       List of Subsidiaries
Schedule 2.2(a)    List of Options, Stockholder Agreements, Voting Trusts
Schedule 2.2(b) List of Subsidiaries not wholly owned by GTI and Obligations to issue stock of Subsidiaries
Schedule 2.6       Breaches and Defaults Upon Execution of Agreement
Schedule 2.7 Breaches and Defaults of Charter Documents, Agreements and Orders
Schedule 2.9       Litigation
Schedule 2.10      Compliance with Laws
Schedule 2.11(a)   Employee Benefit Plans
Schedule 2.11(b)   Employment, Consulting and Severance and Change of
                   Control Agreements
Schedule 2.11(c)   Acceleration of Benefits
Schedule 2.11(e)   Collective Bargaining Agreements/Labor Unions
Schedule 2.12      Environmental Matters
Schedule 2.23      Taxes
Schedule 2.19      Intellectual Property
Schedule 2.20      Material Contracts
Schedule 3.4       Litigation
Schedule 4.1       Conduct of Business of the Company


The Company will furnish supplementally a copy of any of the foregoing schedules to the Commission upon request.